Exhibit 10.1

AMENDMENT, RELEASE AND SETTLEMENT AGREEMENT

THIS AMENDMENT, RELEASE AND SETTLEMENT AGREEMENT (this "Agreement") is entered into as of September 12, 2002 by and among IDEXX Laboratories, Inc. ("IDEXX US"), IDEXX Europe B.V. ("IDEXX BV," and collectively with IDEXX US, "IDEXX") and Ortho-Clinical Diagnostics, Inc. ("OCD").

          WHEREAS, OCD and IDEXX US are parties to a supply agreement effective as of January 1, 1999 (the "US Supply Agreement"), and OCD and IDEXX BV are parties to a supply agreement effective as of January 1, 1999 (the "BV Supply Agreement," and collectively with the US Supply Agreement, the "Supply Agreements"), with respect to Vitros® slides for use on the VetTest® analyzer; and

          WHEREAS, OCD, IDEXX US and IDEXX BV are parties to an Operations Agreement effective as of January 1, 1999 (the "Operations Agreement"); and

          WHEREAS, differences of opinion have arisen under the Supply Agreements and the Operations Agreement, which the parties now desire to resolve amicably by compromise through the execution of a mutual release and settlement agreement involving, among other things, certain amendments to the Supply Agreements and Operations Agreement, as set forth below;

          NOW, THEREFORE, in consideration of the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, IDEXX US, IDEXX BV and OCD agree as follows:

          A.   DEFINITIONS. Capitalized terms used in this Agreement that are not defined herein have the respective meanings ascribed to them in the applicable Supply Agreement or Operations Agreement in which they appear.

          B.   AMENDMENTS. The parties hereby agree to amend the Supply Agreements and the Operations Agreement as follows:

1.        The Purchase Commitment for the year 2002, as provided in Schedule 4 of the Supply Agreements, shall be 50 million slides, which amount is exclusive of slide volumes carried over from 2001. The provisions of Section 7.03 of the Supply Agreements shall not apply with respect to slide purchases by IDEXX in 2002; however, IDEXX shall continue to receive special discounted pricing previously granted pursuant to Section 4.01 of the Operations Agreement for "national account" purchases in 2002, but only to the extent such purchases are over and above the Purchase Commitment of 50 million slides in 2002 and the carryover slide volume from 2001.

2.        a.  During the period from and including the year 2003 through the year 2010 (the "Reduction Period"), the remedy set forth in paragraph B.2.b below (the "Reduction Remedy") shall automatically apply with respect to the first 10 million slides (calculated on a cumulative basis over the entire Reduction Period) by which IDEXX's actual slide purchases fall short of its Purchase Commitments (the "Reduction Amount"). The Reduction Remedy may be applied in more than one year during the Reduction Period, but the aggregate quantity of slides to which it is applied during the entire Reduction Period shall not exceed the Reduction Amount.

          b.     On or prior to December 31 of each year in which the Reduction Remedy is applied, IDEXX shall pay OCD $0.38 per slide to which the Reduction Remedy is applied; provided that, solely with respect to slides to which the Reduction Remedy is applied in 2010 (if any), IDEXX shall at its option either (i) pay OCD $0.38 for each such slide, (ii) purchase an equal quantity of slides during 2011 or (iii) pay OCD and purchase slides under the preceding clauses (i) and (ii) in such combination as IDEXX shall determine.

          c.     During any year in which the Reduction Remedy is applied, provided that IDEXX satisfies its Purchase Commitment for such year (less the quantity of slides to which the Reduction Remedy was applied in such year), (i) the provisions of Section 7.03 of the Supply Agreements shall continue to apply to actual slide purchases by IDEXX in such year and (ii) IDEXX shall continue to receive special discounted pricing previously granted pursuant to Section 4.01 of the Operations Agreement for "national account" purchases in such year.

          d.     If IDEXX's slide purchases in any year during the Reduction Period fall short of its Purchase Commitment for such year by an amount in excess of the portion of the Reduction Amount, if any, to which the Reduction Remedy was not applied in prior years, then (i) IDEXX shall make the payment to OCD contemplated by the first paragraph of Section 5.02 of the Supply Agreements, provided that the Purchase Commitment for purposes of calculating such payment shall be reduced by the quantity of slides, if any, to which the Reduction Remedy was applied in such year, (ii) Section 7.03 of the Supply Agreements shall not apply to slide purchases by IDEXX in such year and (iii) IDEXX shall not be entitled to receive special discounted pricing pursuant to Section 4.01 of the Operations Agreement for "national account" purchases in such year.

3.          The definition of "Corresponding Slide" in Section 1 of the Supply Agreements shall be replaced with the following: "Any slide sold by OCD for use on its DT60 analyzer or related modules which provides the same blood chemistry measurement as a particular VETTEST slide (e.g., a DT60 Glucose slide is a Corresponding Slide for a VETTEST Glucose slide)."

4.          Except as modified by this Agreement, the Supply Agreements and the Operations Agreement shall continue in full force and effect.

          C. MUTUAL RELEASE AND SETTLEMENT

1.          Except as to such rights or claims as may be created or preserved by this Agreement, each of IDEXX and OCD hereby irrevocably and forever, unconditionally releases the other and its present and former directors, officers, employees, agents, representatives, affiliates, subsidiaries, parents, predecessors, successors and assigns (collectively, such other party's "Related Parties") from any and all past, present and future actions, causes of action, suits, claims, counterclaims, demands, damages, judgments, debts, costs, expenses (including but not limited to legal fees), and any and all other liabilities of any kind or description whatsoever (other than any claims for indemnification under the Agreement against third party claims), whether arising at law or in equity, and whether known or unknown, asserted or unasserted, express or implied, foreseen or unforeseen ("Claims"), which IDEXX or OCD ever had, presently has, or may have, against the other party or any of its Related Parties, based on acts or omissions that occurred prior to the date of this Agreement in connection with any or all of the Supply Agreements and the Operations Agreement.

2.          As a material inducement to enter into this Agreement, and as an indivisible part of the consideration to be received by either party for its entry into this Agreement and the performance of its obligations hereunder, each of IDEXX and OCD covenants and agrees not to initiate in any forum against the other party or any of its Related Parties any legal proceedings that are based on the Claims as to which such party's release is given under paragraph C.1 above. Each party acknowledges that it has received sufficient consideration in exchange for its release of such Claims. In addition, the parties agree that this Agreement may be pleaded as a full and complete defense to, and may be used as the basis for an injunction against, any action, suit or other proceeding which may be instituted, prosecuted or maintained in breach of this Agreement.

3.          Each party hereby represents and warrants that it has not assigned any of its rights under any of the Supply Agreements and the Operations Agreement. Each party further represents and warrants that in entering into this Agreement, it has not relied upon any statements or representations made by the other party or any of its Related Parties except as expressly set forth herein. Each party acknowledges that it may hereafter discover facts different from or in addition to those it now knows or believes to be true with respect to the Claims as to which its release is given under paragraph C.1 above and it expressly agrees to assume the risk of the possible discovery of additional or different facts and agrees that this Agreement shall be and remain effective in all respects regardless of the discovery of such additional or different facts.

4.          Each party agrees and acknowledges that the other party has denied and continues to deny any mistake, misinterpretation, liability or wrongdoing, and that this Agreement is not and shall not be deemed or construed as an admission by either party or any of its Related Parties of any mistake, misinterpretation, liability or wrongdoing whatsoever.

5.          The provisions of Section 17.01 and Schedule 2 of the Supply Agreements regarding confidential information remain in full force and effect and are incorporated by reference in this Agreement as if set forth in full herein.

6.          Each party shall indemnify and hold harmless ("Indemnifying Party") the other party and its Related Parties (each an "Indemnified Party") from and against any and all damages, liabilities, claims, costs, charges, judgments and expenses (including reasonable attorneys' fees) that may be sustained, suffered or incurred by the Indemnified Party, arising from or by reason of the breach by the Indemnifying Party of any warranty, representation, covenant or agreement made by the Indemnifying Party in this Section C.

D. MISCELLANEOUS PROVISIONS

1.          The terms and conditions of this Agreement shall inure to the benefit of and be binding upon IDEXX and OCD and their respective past, present and future officers, directors, agents, successors and assigns.

2.          This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof and merges and supersedes all prior communications, whether oral or written, between the parties relating thereto. No amendment, waiver or modification of all or any part of this Agreement shall be effective unless it is made in writing and signed by each of IDEXX and OCD.

3.          Each party has carefully read this Agreement and has consulted with legal counsel before approving it. This Agreement has been executed by an officer or agent of such party who holds the power and authority to unconditionally bind such party to the terms herein.

4.          This Agreement shall be governed by and construed in accordance with the laws of the State of New York in all respects, including matters of construction, interpretation, validity and enforcement, without regard to conflicts of laws provisions. All claims with respect to this Agreement shall be resolved in the manner provided in Section 30 of the Supply Agreements.

5.          This Agreement may be executed in one or more counterparts being original or facsimile copies, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, and intending to be legally bound, the parties have caused this Agreement to be duly executed by their respective authorized representatives as of the date first written above.

ORTHO-CLINICAL DIAGNOSTICS, INC.	IDEXX LABORATORIES, INC.

By: //s// Tony Zezzo	By: //s// Jonathan W. Ayers
Name: Tony Zezzo	Name: Jonathan W. Ayers
Title: VP & General Manager	Title: President and CEO

IDEXX EUROPE B.V.

By: //s// Jonathan W. Ayers
Name: Jonathan W. Ayers
Title: Managing Director